Exhibit 10.31

EXECUTIVE SEVERANCE PAY POLICY

Special Provisions

Background

Applera Corporation (the “Company”), has entered into a Merger Agreement dated as of June 11, 2008 (the “Merger Agreement”) with Invitrogen Corporation (“Invitrogen”) pursuant to which the Company will become a wholly-owned subsidiary of Invitrogen (the “Merger”). In connection with the Merger Agreement, the Company is establishing a new severance arrangement (the “Executive Severance Pay Policy”) that will provide severance benefits to employees at grade levels 18 through 25 who are terminated without “cause” or resign for “good reason” (in both cases as defined below) within 2 years following the consummation of the Merger. Employees who are parties to individual employment agreements that provide for change in control severance payments are not eligible for benefits under this Executive Severance Pay Policy. Recognizing the financial impact on employees who are involuntarily terminated following an acquisition, the Company has adopted this Executive Severance Pay Policy to help alleviate both the negative effects on productivity due to uncertainty during this 2-year transition period and the potential for economic hardship of affected employees.

Purpose

This policy establishes the eligibility requirements for “severance pay” for employees in grade levels 18 through 25 and describes how severance pay is calculated and administered.

Scope

This policy applies to all U.S. employees of Applera Corporation and its affiliates, who are in pay grades 18 through 25 and who are regularly scheduled to work more than 20 hours per week for more than five months per year.

Definitions

Base Pay: The straight annual salary paid to an employee, excluding bonuses, and sales or other types of commissions.

Benefits: The Company cost for health and dental insurance coverage in effect immediately prior to the termination date.

Cause: The employee has (i) continually failed to substantially perform, or has been willfully or grossly negligent in the discharge of his or her duties to the Company (other than by reason of a disability, or physical or mental illness); (ii) been convicted of or pled nolo contendere to a felony; or (iii)

materially and willfully breached any policy of, or agreement with, the Company. No act or failure to act on the part of the Eligible Employee shall be deemed “willful” unless done or omitted to be done, by the Eligible Employee not in good faith or without reasonable belief that the Eligible Employee’s act or failure to act was in the best interests of the Company.

Eligible Employees: Regular full time and regular part time employees who meet the eligibility requirements for severance pay under this policy, if such employee is terminated without “Cause,” as defined above, or resigns for “Good Reason,” as defined below.

•	Regular Full Time Employee: An employee of the Company, or an affiliate, on the U.S. payroll who regularly works 40 or more hours per week and is not a temporary, leased, or temporary agency employee.

•

Regular Part Time Employee: An employee of the Company, or an affiliate, on the U.S. payroll who regularly works more than 20 (but fewer than 40) hours per week for more than five months per year and is not a temporary, leased, or temporary agency employee.

Good Reason: Either (a) a material diminution of an Eligible Employee’s authority, duties or responsibilities, (b) a reduction of an Eligible Employee’s compensation or a material reduction of his or her benefits, or (c) a relocation of an Eligible Employee’s principal place of employment by more than 50 miles. The Eligible Employee must provide notice to the Company of the existence of one or more of the conditions listed above, within a period not to exceed 90 days of the initial existence of such condition and the Company shall have a period of 30 days to remedy the condition. If the Company is unable to remedy such condition within the 30 day cure period, the Eligible Employee may terminate his employment for Good Reason.

Notification Period: The 30 day time period from the notification date through the termination date (which may be extended beyond 30 days as required by law).

Qualifying Termination: An Eligible Employee’s termination of employment, without Cause or on account of Good Reason, occurring during the 24 month period following the consummation of the Merger.

Special Severance Pay: Base Pay, Target Bonus and Benefits provided by the Company to an Eligible Employee, pursuant to the Executive Severance Pay Policy, who is separated under conditions consistent with this policy, e.g. during the 24 months following the consummation of the Merger, in order to help alleviate the financial hardship of unemployment.

Target Bonus: Annual target incentive compensation amount for the fiscal year in which termination occurs, calculated based on the annual base salary in effect at the time of termination, provided that such amount is not less than the base salary and target incentive compensation in effect immediately prior to the consummation of the Merger.

Termination Date: The date of an employee’s termination of employment.

Procedures

Conditions Under Which Severance Pay is Available to Eligible Employees

Eligible Employees shall receive severance pay under this Executive Severance Pay Policy after their Termination Date if such termination is due to a Qualifying Termination.

An employee has not experienced a Qualifying Termination if the Eligible Employee:

•	Voluntarily resigns employment (other than for Good Reason);
•	Dies or becomes disabled before the notice period has begun;
•	Is terminated for Cause; or
•

Is terminated as the result of a sale of a business group, function or assets (i.e., by merger, acquisition, divestiture, or sale) if, in connection with such transaction, such employee is offered a position with the transferee having materially the same authority, duties and responsibilities, as well as compensation, as such employee had with the Company immediately prior to the transfer and where such employee’s principal place of employment has not relocated by more than 50 miles.

As a further condition to an Eligible Employee’s receipt of Special Severance Pay, such employee must first sign an agreement, including a release/waiver, in which he/she agrees not to pursue claims against the Company for any actions arising from the employment relationship or take any other action detrimental to the Company, and reaffirms his/her confidentiality obligations. A form will be supplied by the Company.

Eligible Employees who experience a Qualifying Termination, meet the conditions under which Special Severance Pay is available and who elect to commence retirement plan benefits after their termination date will also be entitled to Special Severance Pay as specified below.

Special Severance Pay Allowance

Amount of Payment

Eligible Employees who experience a Qualifying Termination, and meet the conditions under which Special Severance Pay is available, will be eligible for Special Severance Pay in accordance with the Eligible Employee’s grade level, determined at the time of termination (provided that it is not less than what was in effect as of immediately prior to the consummation of the Merger), as shown below:

Special Severance Pay
Grade Level	Months of Base Pay, Target Bonus and Benefits
18 – 19 VP	12
20 – 25 VP	18

The maximum Special Severance Pay amount is 18 months of severance pay. Notice periods of up to 30 days will not offset any severance benefit payment amounts.

Subject to the tax provisions described below, the Special Severance Payment shall be made in a lump sum, within 5 days following the expiration of any relevant period to execute a release (see notice period below).

Severance Benefits Required by Law or Other Agreement

Except as provided below in the section titled “Notice Period,” any notice, pay in lieu of notice, severance benefits or other benefits that might be required by any Federal, state or local law relating to severance, plant closures, terminations, reductions-in-force, or plant relocations in excess of 30 days may reduce any benefits provided by the Executive Severance Pay Policy described in this policy. In no event shall any employee receive severance pay under both the Executive Severance Pay Policy and any other plan, program, arrangement or individual agreement.

Medical/Dental

An Eligible Employee’s medical/dental coverage in effect immediately prior to the notification period will remain in effect through the end of the month in which occurs the Eligible Employee’s Termination Date. The Company will also pay, in a lump sum (with federal, state and local income tax gross-up), an amount equal to the sum of the monthly premiums to continue an Eligible Employee’s group health and dental insurance coverage for the same number of months that Special Severance Pay is provided to the Eligible Employee under this Executive Severance Pay Policy.

Notice Period

Eligible Employees will receive at least thirty (30) days prior written notice of their termination date in the event their employment will be terminated due to a Qualifying Termination (such thirty (30) day period hereinabove defined as the Notification Period). During the Notification Period an Eligible Employee may be required to continue to provide services to the Company as determined in the sole discretion of such Eligible Employee’s supervisor; if so required, receipt of any Special Severance Pay and benefits hereunder shall be conditioned upon such Eligible Employee’s provision of such services in an acceptable manner in accordance with the Company’s policies. If a notice period of longer than thirty (30) days is required by applicable law as determined by the Company, the number of weeks of severance pay provided for hereunder in each Eligible Employee’s case may be reduced by the number of weeks, or partial weeks, of additional notice in excess of thirty (30) days that are required by law.

Receipt by the Company of the signed severance agreement within the agreement review period (21 or 45 days as specified by the Company) is a condition to payment of any Special Severance Pay under this policy. Except in the event that the Eligible Employee’s payment is required to be delayed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Special Severance Pay will be made in a lump sum following receipt of a signed release and within 5 days following the expiration of the applicable 21 day or 45 day review period and the 7 day revocation period.

Outplacement Provisions

Eligible Employees will receive 6 to 12 months of outplacement assistance; the type of assistance shall be determined by the Company.

Regular Part-Time Employees

Severance pay for regular part-time employees will be prorated based on the hours they work. If a regular part-time Eligible Employee works a set number of hours per week, such employee’s severance pay will be based on the number of hours worked per week. For example, if a regular part-time employee is scheduled to work 22 hours per week, his/her Special Severance Pay will be based on 22 hours per week. If such an Eligible Employee works more than 20 hours each week but the actual number of hours worked varies weekly, the average hours per week worked in the 12 months immediately prior to the termination date will be calculated to determine the amount of Special Severance Pay payable.

Termination of Severance Payments

Rehire

In the event that a terminated Eligible Employee is rehired during the Notification Period, the employee will remain on active status and the Company will not pay the Special Severance Pay.

Improper/Unethical Conduct/Return of Property

Special Severance pay will not be paid in the event of improper or unethical conduct on the part of a terminated Eligible Employee in relation to the Company’s affairs including, but not limited to, derogatory comments, misuse or unauthorized disclosure of confidential information, or conduct intended to harm the Company or its employees. Such requirements are further specified in the agreement and release/waiver each Eligible Employee must sign as one of the conditions to receiving severance pay. The Company may require partial or total forfeiture of severance pay in certain of such cases. It shall also be a condition to the receipt of any benefit under this policy that an Eligible Employee return all Company property to the Company, unless otherwise agreed in writing.

Benefits

Payment of Special Severance Pay does not affect the Company’s established procedures with respect to payment for accrued but unused vacation, or the methods established for concluding or continuing participation in any benefit program maintained by the Company. The provisions of all the Company’s benefit plans including stock option plans control in the event of a conflict with any provision herein.

Code Section 280G

In the event that any payment or benefit received by an Eligible Employee under the terms of this Executive Severance Pay Policy (or otherwise in connection with the transactions contemplated by the Merger Agreement or any other plan, arrangement or agreement) will be subject (in whole or in part) to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the terms set forth on Exhibit A (attached hereto) shall govern. If any of such payments or benefits will be subject to the Excise Tax, then, in accordance with the terms set forth on Exhibit A, the noncash outplacement assistance provided hereunder shall first be reduced, and the Special Severance Pay and other cash benefits provided hereunder shall thereafter be reduced; provided, however, that such reduction shall only be made to the extent necessary so that no portion of such payments or benefits is subject to the Excise Tax; and provided further that such reduction shall only be made if it would put the Eligible Employee in a “better” after-tax position than if such Eligible Employee were to pay the Excise Tax on such payments and benefits himself or herself.

Modifications and Interpretation

The Company reserves the right to modify the Executive Severance Pay Policy at any time; provided, however, that during the period commencing on the effective date of the Executive Severance Pay Policy and continuing until the 2nd anniversary of the Merger, no modification of the Executive Severance Pay Policy shall reduce or eliminate any Special Severance Pay or benefits which may be payable to any Eligible Employee. The members of the board of directors of Company’s parent (the “Board”) who were previously directors of the Company’s board of directors prior to the effective date of the Merger, or in the event that no such previous directors remain on the Board, the compensation committee of the Board, shall be the final authority in interpreting and applying any of the provisions of this plan.

Taxes

All amounts payable pursuant to this Executive Severance Pay Policy shall be paid less any applicable withholding and/or employment taxes under federal, state or local law and any additional withholding to which the employee has agreed. In the event that an Eligible Employee is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company), amounts that would otherwise be payable and benefits that would otherwise be provided during the 6-month period immediately following the Termination Date shall instead be paid or provided on the first business day after the date that is six months following an Eligible Employee’s “separation from service” within the meaning of Section 409A.

Administration/Claims Procedures

The Severance Pay policy administration and claims procedure is pursuant to ERISA.

For more information on any aspect of this policy, please contact Rosine Lawson, Employee Relations, at 650-554-3238, Rosine.Lawson@Applera.com.

Issued: August, 2008

Exhibit A

Code Section 280G

(1) Notwithstanding any other provisions of this Executive Severance Pay Policy, in the event that any payment or benefit received or to be received by an Eligible Employee (including any payment or benefit received or to be received in connection with the Merger or the termination of the Eligible Employee’s employment, whether pursuant to the terms of this Executive Severance Pay Policy or any other plan, arrangement or agreement (all such payments and benefits, including the Special Severance Pay being hereinafter referred to as the “Total Payments”) would be subject (in whole or in part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement, the noncash outplacement assistance shall first be reduced, and the cash Special Severance Pay shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(2) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Eligible Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Eligible Employee and selected by the accounting firm (the “Auditor”) which was, immediately prior to the Merger, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “base amount” within the meaning set forth in section 280G(b)(3) of the Code allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of this provision, (1) the Eligible Employee shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the applicable Total Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Eligible Employee’s residence in the calendar year in which the applicable Total Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (2) except to the extent that the Eligible Employee otherwise notifies the Company, the Eligible Employee shall be deemed to be subject to the loss of itemized deductions and personal exemptions to the maximum extent provided by the Code for each dollar of incremental income.

(3) At the time that payments are made under this Executive Severance Pay Policy, the Company shall provide the Eligible Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If the Eligible Employee objects to the Company’s calculations, the Company shall pay to the Eligible Employee such portion of the cash Special Severance Pay (up to 100% thereof) as the Eligible Employee determines is necessary to result in the proper application of Section (1) of this Exhibit A.